EXHIBIT 4.9


                     4 JUNE 2003 (EFFECTIVE APRIL 11, 2003)



                                WORLD GAMING PLC

                                     - and -

                                JAMES H. GROSSMAN




                              CONTRACT FOR SERVICES
                                  AS A DIRECTOR

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AGREEMENT dated 4 June, 2003 and made effective as of 11 APRIL 2003

PARTIES:

(1) WORLD GAMING PLC a company registered in England and whose registered office is at Pitmans Solicitors at 47 Castle Street, Reading, Berkshire, RG1 7SR, England ("the Company").

(2) JAMES H. GROSSMAN of 1100 Sacramento Street, San Francisco, CA 94108 (the "Director").

IT IS AGREED AS FOLLOWS:

1        DEFINITION

In this Agreement the following words and expressions shall have the following meanings:

         "Articles" means the Company's Articles of Association as amended on 20 June 2002;

         "associated company or Group" means a company which is a wholly owned subsidiary of the Company, or where at least 20% of the equity of an entity is owned by the Company;

         "Group Company" means the Company and any other member of the Group; and "holding company" and "subsidiary" have the meaning given to them in Section 735 of the Companies Act 1985.

2        ENGAGEMENT

The Company hereby agrees to engage the Director to perform duties as a Non Executive Director of the Company and specifically as Chairman of the Board of the Company and the Director hereby agrees to act as a Non-Executive Director of the Company and as Chairman of the Board as hereinafter provided.

3        TERM

         3.1 This Agreement shall commence on the 11 April 2003 and shall continue subject as hereinafter mentioned for 6 months and shall remain in force thereafter unless or until terminated by either the Company or the Director giving to the other not less than 6 months' written notice of termination expiring on the last day of the said initial period or at any time thereafter but subject to earlier termination as hereinafter provided.

         3.2 In the event that the Director is unable to carry out his obligations hereunder due to illness or accident and such incapacity continues for a period of more than 3 months or if it prevents the Director from carrying out his obligations

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                  hereunder for more than 3 months in any 12 month period, the
                  Company shall be entitled to terminate this Agreement forthwith by notice in writing to the Director given at any time while such incapacity continues.

         3.3 The Company may terminate this Agreement forthwith by written notice to the Director if:-

                  3.3.1 the Director shall file for personal bankruptcy under any law of the United States of America;

                  3.3.2 the Director shall commit any serious or persistent breach of any of his obligations to the Company (whether under this Agreement or otherwise);

                  3.3.3 the Director shall be guilty of any fraud, dishonesty or serious misconduct;

                  3.3.4 the Director shall be guilty of conduct or a course of conduct, or be convicted of a criminal offence, bringing himself or the Company into disrepute;

                  3.3.5 the Director shall be or become prohibited by law from being a director;

                  3.3.6 the Director shall become incapable, by reason of mental disorder, of performing his duties hereunder;

                  3.3.7 the Director resigns as a director of the Company, and the Director shall have no claim against the Company by reason of such termination.

         3.4 The lawful expiration or termination of this Agreement shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

         3.5 On the termination of this Agreement, howsoever occasioned, the Director shall forthwith deliver to the Company all records, documents, accounts and papers of any description in his possession or under his control relating to the affairs or business of any Group Company.

4        DUTIES

         4.1 The Director shall use his independent business judgment in carrying out his obligations as a member of the Board of Directors. The Director shall use his reasonable endeavors to attend all of the meetings of the Board of Directors of the Company and of the Company's shareholders from time to time. In any event the Director shall use his best efforts to arrange and attend a minimum of 4 actually held meetings a year and at least 6 telephonic meetings of the Board per year, provided that the Director shall be given reasonable notice of all such meetings (where he does not initiate any such meeting).

         4.2 The Director shall perform such additional duties as may from time to time be specifically agreed in writing between him and the Company and in respect of such duties

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                  the Director shall devote thereto such of his time, attention and skill as may be necessary for their proper performance or as may otherwise be agreed in writing between him and the Company.

         4.3 The Director shall use all reasonable endeavors to promote the interests of the Company consistent with the nature of his appointment under this agreement.

5. FEES AND EXPENSES

         5.1 In consideration of the Director providing the services described herein in accordance with paragraph 4 above, the Company shall pay to the Director the following: GBP 50,000 per annum as fees for serving as a Director, including acting as Chairman of the Board, which amount shall include, on a monthly basis effective May 1, 2003, Director's providing up to 5 hours of legal services to the Company. In addition, Director shall provide up to another 5 hours of legal services, the additional fees for which shall not exceed a total of US$1750 per month, without further agreement, which such additional services shall be subject to review with management of the Company at the end of each calendar year. This fee shall be reviewed by the Company's Remuneration (Compensation) Committee, or the full Board if such Committee does not exist, by the end of 2003, and annually thereafter, but shall not be decreased.

         5.2 In consideration of the Director performing extraordinary duties during the first month of this Agreement, the Director shall be entitled to a special fee of GBP 5000 payable May 11, 2003. Thereafter, if additional duties in accordance with clause 4.2 and 5.1 above, the Company shall pay to the Director such fees and at such time or times as may be agreed in writing between the Company and the Director in respect of such duties.

         5.3 All fees shall be payable to the Director without deductions of any kind and Director shall be responsible for the payment of all taxes for which he may be obligated in any jurisdiction.

         5.4 The Company shall pay or reimburse to the Director (on production of such vouchers and/or other evidence as the Company may reasonably require) all reasonable and proper expenses incurred by the Director in connection with his duties hereunder. Director shall be entitled to fly business class on any flight in excess of 4 hours.

         5.5 It is hereby declared that it is the intention of the parties that the Director should not be regarded as an employee of the Company for taxation purposes or otherwise and that his status is a self-employed person providing services to the Company and accordingly the Director hereby agrees to be responsible for all income tax liabilities in respect of his fees hereunder. The Director hereby agrees to indemnify and maintain such indemnification of the Company on demand from and against any claims whatsoever that may be made by the relevant authorities against the Company in respect of income tax or other taxation relating to the services provided by the Director to the Company under this Agreement.

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         5.6      The Director may be entitled to be paid a bonus at the end of the Company's fiscal year, on terms to be agreed between the Board and the Director (the Director not casting a vote on the issue), which such bonus shall be at the sole discretion of the Board. Any such bonus shall be payable based on a scheme established by the Board on or before June 30, 2003.

6. CONFIDENTIAL INFORMATION

The Director shall not use, divulge or communicate to any person (other than those whose province it is to know the same or with proper authority) any of the trade secrets or other confidential, technical or commercial information of any Group Company including in particular, without limitation, lists or details of customers clients and former customers clients of any Group Company which he may at any time have received or obtained. This restriction shall apply both before and after the termination of this Agreement but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorized disclosure by the Director where disclosure is required by law or the requirements of the United States Securities and Exchange Commission or any other regulatory body having jurisdiction over the Company.

7.       RESTRICTIONS

         7.1 The Director shall not, whether directly or indirectly, or whether on his own account or for the account of any other person, firm or company, or as agent, director, partner, manager, employee, consultant or shareholder of or in any other person, firm or company during the continuance of this Agreement in any way be engaged, concerned or interested in, or supply, carry out or undertake any work or services to or for any other business whatsoever which is involved in the development or marketing of any sports betting or gaming related business anywhere in the world.

         7.2 Subject to the obligations of the Director contained in this Agreement, nothing in this Agreement shall prevent the Director from engaging in any other activity or employment.

8.       DIRECTORSHIP

         8.1 If the Director, in accordance with the Articles, is removed from the office of director of the Company or the Company fails to re-elect him as a director of the Company in a general meeting, or if he shall be obliged to retire by rotation or otherwise thus terminating his engagement under this Agreement, such termination shall be taken to be a breach by the Company of this Agreement and entitle Director to a severance payment of three months fees for services (but no further obligations) pursuant to this Agreement. The Director shall not during his engagement hereunder resign his office as

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                  a director of the Company without cause or do anything which could cause him to be disqualified from continuing to act as such a director in either of which events Director shall not be entitled to any such severance.

         8.2 On the termination of this Agreement, howsoever occasioned, if the Director is still a director of the Company he shall forthwith resign his directorship and if the appropriate resignation is not be signed and delivered by him to the Company within seven days after such termination the Company may appoint any director of the Company to sign notices of resignation for and on behalf of the Director and in his name as his attorney for such purpose.

9.       NOTICES

All notices which are required to be given hereunder shall be in writing and shall, in the case of the Company be sent to its registered office from time to time and, in the case of the Director be sent to his address set out in this Agreement or to such other address in England as he may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally or by first class prepaid letter or facsimile transmission and shall be deemed to have been served if by delivery when delivered if by first class post 48 hours after posting and if by facsimile transmission when dispatched.

10.      GENERAL

This Agreement constitutes a contract for services and not a contract of employment and nothing in this Agreement shall constitute or be construed as constituting or establishing any partnership between the parties hereto for any purpose.

This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreement between the parties in relation to such matters.

Any waiver or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties.

Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable in whole or in part the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect.

This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom.

The Director shall at all times observe the rules and regulations of the United States Securities and Exchange Commission relating to Directors of publicly traded companies so long as the Company is publicly traded (or such other Code adopted by the Company in lieu thereof) including, but not limited to, the relevant provisions relating to share dealings by a Director adopted from time to time, of which he is deemed hereunder to have notice.

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11.      INSURANCE

The Company shall purchase and maintain for the Director directors and officers insurance against (so far as the law permits) any liability which by law (whether common law or otherwise) would otherwise attach to him in respect of any negligence, default, breach of duty, or breach of trust of which he may be liable in relation to Company and/or any associated company. The Company agrees that it shall indemnify the Directors of the Company to the fullest extent possible under applicable law. The degree of cover including coverage for legal fees and costs will be set by the Board, and reviewed annually.

12.      STOCK OPTIONS

The Company agrees to issue immediately to Director options to purchase 150,000 ordinary shares of the Company, all of which shall vest only on April 11, 2004 and 300,000 ordinary shares of the Company, all of which shall vest only on April 11, 2005. The price of such shares shall be at the price of the Company's shares as at close of business on June 4, 2003. All options shall have a 10 year exercise period from date of grant.

Additional options may be available in the future at the discretion of the Board. Terms and conditions other than as set forth above shall be in accordance with the Company's 2001 Share Option Plan.

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In the event of a Change of Control in the Company all issued options to
Director shall vest immediately. A "Change of Control" shall be deemed to have occurred upon any of the following events: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before any such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the shareholders of the Company before the merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred.

THIS AGREEMENT is executed and delivered by the Company and the Director on the date set onto page one of this Agreement.

EXECUTED and delivered by:              WORLD GAMING PLC


its chief                               _________________________
executive officer                       Anthony Daniel Moran, CEO



                                        DIRECTOR

                                        _________________________
                                        James H. Grossman


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